                                                                      EXECUTION







                                 OPERATING AGREEMENT

                                          OF

                      CHRISTIANA CENTER OPERATING COMPANY I LLC


                           Dated as of  September 19, 1997

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                                  TABLE OF CONTENTS


                                                                            Page

ARTICLE 1
   GENERAL PROVISIONS..........................................................2
   1.1.  Formation.............................................................2
   1.2.  Name and Principal Place of Business..................................2
   1.3.  Registered Agent......................................................2
   1.4.  Purpose...............................................................2
   1.5.  Limitation on Purposes................................................2
   1.6.  Title to Property.....................................................3
   1.7.  Term..................................................................3
   1.8.  Type of Income........................................................3

ARTICLE 2
   CAPITAL CONTRIBUTIONS.......................................................3
   2.1.  Capital Contributions Generally.......................................3
   2.2.  Capital Contribution of Class A Member................................3
   2.3.  Capital Contribution of Class B Member................................4
   2.4.  Initial Capital and Credit to Capital Account.........................4
   2.5.  Additional Capital Contributions......................................5
   2.6.  Maintenance of Capital Accounts.......................................6
   2.7.  Preferred Capital.....................................................7
   2.8.  No Interest...........................................................7
   2.9.  Revaluation of Company Property.......................................7

ARTICLE 3
   MANAGEMENT..................................................................7
   3.1.  Management............................................................7
   3.2.  Manner of Acting......................................................7
   3.3.  Contact Representatives...............................................8
   3.4.  Designated Representatives............................................9
   3.5.  Fees, Compensation and Reimbursement of Expenses......................9

ARTICLE 4
   THE MEMBERS................................................................10
   4.1.  Meeting of Members...................................................10
   4.2.  Limitation of Liability..............................................10
   4.3.  Company Records......................................................10
   4.4.  Duties of Members....................................................10

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   4.5.  Activities of Members................................................10
   4.6.  Independent Activities of Members....................................10
   4.7.  Dealings with the Company............................................11
   4.8.  Covenant not to Withdraw.............................................11
   4.9.  Additional Members...................................................11

ARTICLE 5
   REPRESENTATIONS AND WARRANTIES.............................................12
   5.1.  Representations and Warranties of Members............................12

ARTICLE 6
   INDEMNIFICATION............................................................14
   6.1.  Liability............................................................14
   6.2.  Company Indemnification..............................................14
   6.3.  Member Indemnification...............................................15
   6.4.  Class B Member Indemnification.......................................15

ARTICLE 7
   TRANSFERS..................................................................15
   7.1.  Transfer Restrictions................................................15
   7.2.  Permitted Transfers..................................................16
   7.3.  Conditions of Transfer...............................................16
   7.4.  Transfers; Recharacterization........................................16
   7.5.  Conversion of Class B Member.........................................17

ARTICLE 8
   BUY-SELL PROVISIONS........................................................17
   8.1.  Mutual Disagreement..................................................17
   8.2.  Mandatory Buy-Sell of Interests. ....................................17
   8.3.  Closing of Purchase or Sale..........................................18
   8.4.  Definitions..........................................................18

ARTICLE 9
   ALLOCATIONS OF PROFITS AND LOSSES..........................................19
   9.1.  Allocations of Profits...............................................19
   9.2.  Allocation of Losses.................................................20
   9.3.  Special Allocations..................................................20
   9.4.  Curative Allocations.................................................21
   9.5.  Allocations for Tax Purposes.........................................21

ARTICLE 10
   DISTRIBUTIONS..............................................................22

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   10.1.  Net Cash From Operations............................................22
   10.2.  Net Cash From Sales or Refinancings.................................23
   10.3.  Authority to Withhold...............................................24

ARTICLE 11
   BOOKS, RECORDS, REPORTS AND ACCOUNTING.....................................24
   11.1.  Books and Records...................................................24
   11.2.  Company's Accountants...............................................24
   11.3.  Fiscal Year. .......................................................24
   11.4.  Accounting Period...................................................25
   11.5.  Annual Reports......................................................25
   11.6.  Quarterly Reports...................................................25
   11.7.  Preparation of Tax Returns..........................................25
   11.8.  Tax Controversies...................................................25
   11.9.  Tax Elections.......................................................25

ARTICLE 12
   DISSOLUTION AND LIQUIDATION................................................26
   12.1.  Dissolution.........................................................26
   12.2.  Bankruptcy of a Member..............................................26
   12.3.  Liquidation.........................................................26
   12.4.  No Liquidating Distributions in Kind................................27
   12.5.  Deficit Capital Account.............................................27
   12.6.  Certificate of Cancellation.........................................27
   12.7.  Non-Recourse........................................................27

ARTICLE 13
   MISCELLANEOUS..............................................................28
   13.1.  Amendments..........................................................28
   13.2.  Notice..............................................................28
   13.3.  Governing Law.......................................................29
   13.4.  Severability........................................................29
   13.5.  Binding Effect......................................................29
   13.6.  Titles and Captions.................................................30
   13.7.  No Third Party Rights...............................................30
   13.8.  Time is of Essence..................................................30
   13.9.  Further Assurances..................................................30
  13.10   Incorporation by Reference..........................................30
  13.11.  Legal Representation................................................30
  13.12.  Entire Agreement....................................................30
  13.13.  Counterparts........................................................30
  13.14.  Execution of Certificate of Formation...............................30

                                         iii
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    DEFINITIONS OF TERMS......................................................1


                                          iv
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                                 OPERATING AGREEMENT
                                          OF
                      CHRISTIANA CENTER OPERATING COMPANY I LLC


         THIS OPERATING AGREEMENT OF CHRISTIANA CENTER OPERATING COMPANY I LLC (the "Agreement") is made and entered into as of the 19th day of September, 1997 by and between Brandywine Operating Partnership, L.P., a Delaware limited partnership (the "Class A Member") and Gender Road Joint Venture, a Delaware general partnership (the "Class B Member" and together with the Class A Member, the "Members") as members of CHRISTIANA CENTER OPERATING COMPANY I LLC (the "Company").

         Capitalized terms used in this Agreement shall have the meanings set forth on Exhibit A attached hereto unless they are otherwise defined in the preamble, the Background or the particular section in this Agreement in which they are used.


                                      BACKGROUND


         The Class B Member is the owner of the Land. The Members desire to organize and form the Company for the purposes of acquiring the Land from the Class B Member, and developing, constructing and operating the Project, which will be owned, leased and operated by the Company for the production of income. In connection with and as a condition of the consummation of the transactions contemplated by this Agreement, the Company shall enter into (i) the Land Acquisition Agreement with the Class B Member pursuant to which the Class B Member shall sell, and the Company shall purchase, the Land and (ii) the other Collateral Agreements.

         This Agreement sets forth the understanding between the Members with respect to the terms and conditions of the Land Acquisition (to the extent not inconsistent with the Land Acquisition Agreement), the construction, management and operation of the Project, and the distribution of proceeds received from the ownership and/or disposition of the Property.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and preceding with the Background paragraphs incorporated by reference, the Members, intending to be legally bound hereby, covenant and agree as follows:

                                      ARTICLE 1
                                  GENERAL PROVISIONS


         1.1. Formation. The Members desire to form the Company as a limited liability company under the laws of the State of Delaware, and in connection therewith desire to set forth their agreements and understandings as stated in this Agreement. The Members agree that the Company shall be operated pursuant to the terms and conditions set forth in this Agreement, and to the extent not inconsistent therewith, the Act. The Members agree to execute or cause the Company to execute all certificates and documents, including a Certificate of Formation, required by the Act in order that the Company qualify as a limited liability company under the Act. The Members shall do or cause to be done all such other filings, including amendments of the Certificate of Formation, recordings, or other acts as may be necessary or appropriate to comply with the laws of formation and operation of a limited liability company in the State of Delaware and any other jurisdiction in which the Company may conduct business.

         1.2. Name and Principal Place of Business. The name of the Company shall be "CHRISTIANA CENTER OPERATING COMPANY I LLC" or such other name as the Members from time to time may select. The principal place of business of the Company shall be Gender Road Joint Venture c/o The Commonwealth Group, 62 Read's Way, New Castle, Delaware 19720, or such other place as the Members from time to time shall determine.

         1.3. Registered Agent. The registered agent for the Company shall be The Corporation Trust Company located at Corporation Trust Center, 1209 Orange Street Wilmington, DE 19801.

         1.4. Purpose. The sole purpose of the Company shall be to acquire the Land, and to construct, control, own, manage, operate and maintain the Project in accordance with the terms of this Agreement and, to the extent applicable, the Collateral Agreements. In connection therewith, the Company shall have the authority to do all things necessary and appropriate to construct, operate, manage and maintain the Project.

         1.5. Limitation on Purposes. The Company shall exist solely for the purposes specified in Section 1.4 hereof and unless the Members agree otherwise, the Company shall not engage in any business other than the Project. The Members do not intend and this Agreement shall not be deemed to create any joint venture, partnership, or other arrangement by and between the Members with respect to any business or activities of any Member other than the business and activities specifically set forth in this Agreement.
No Member shall have the power to bind the other Member except with respect to the business of the Company as specifically set forth in this Agreement.

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         1.6. Title to Property.  All property owned by the Company, whether real or personal, tangible or intangible, shall be owned by the Company as an entity and in the name of the Company, and no Member shall have any ownership interest in such property. The interest of all Members in the Company are, for all purposes, personal property.

         1.7. Term. The term of the Company shall commence upon the filing of the Certificate of Formation in accordance with the Act and shall continue until the Company is terminated in accordance with Article 12 of this Agreement.

         1.8. Type of Income. The Class B Member hereby acknowledges and agrees that Brandywine Realty Trust, the general partner of the Class A Member, is a real estate investment trust as defined in Section 856 of the Code, and that as long as the Class A Member is a member of the Company, the Company shall manage its affairs in a manner such that the Company does not intentionally earn any income for tax purposes or acquire any assets which would cause Brandywine Realty Trust to violate any of the provisions of Code
Section 856.

                                      ARTICLE 2
                                CAPITAL CONTRIBUTIONS

         2.1. Capital Contributions Generally. The Members shall make Capital Contributions to the Company at the Agreed Value set forth in this
Section 2.1 at such times and in such manner, and on such terms and conditions as set forth in Section 2.2, in the case of the Class A Member, and as set forth in Section 2.3, in the case of the Class B Member; provided, however, that any such Capital Contributions shall not be treated as Initial Capital or credited to such Member's Capital Account until such time as set forth in Section 2.4 hereof. The Agreed Value of each Member's Capital Contribution is as follows:

              Member              Agreed Value
              ------              ------------
              Class A Member      $2,000,000

              Class B Member      $1,910,000


    2.2. Capital Contribution of Class A Member. The Class A Member's Capital Contribution at the Agreed Value set forth in Section 2.1 hereof shall be reflected in the following manner:

         2.2.1.In connection with, and upon the closing of, the Acquisition and Construction Loan, the Class A Member shall provide, from a suitably creditworthy financial institution, a letter of credit in an amount up to Two Million Dollars ($2,000,000) to the extent that such letter of credit (i) is necessary to facilitate the Company's procurement of the

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Acquisition and Construction Loan, or (ii) will result in the Company obtaining more favorable terms and conditions for the Acquisition and Construction Loan. Notwithstanding the Class A Member's agreement hereunder, the parties acknowledge and agree that the Acquisition and Construction Loan is intended to be funded simultaneously with the closing of the Land Acquisition, and that the Class A Member's obligation to provide a letter of credit under this Section 2.2.1 is expressly conditioned upon the closing of the Land Acquisition and the Acquisition and Construction Loan.

         2.2.2. In addition to and not in limitation of the Class A Member's obligation under Section 2.2.1 hereof, it is anticipated that prior to or upon completion of the Project, the Acquisition and Construction Loan will be refinanced with the Permanent Loan and a cash contribution by the Class A Member in the amount of Two Million Dollars ($2,000,000) less any amounts advanced under the Letter of Credit plus interest thereon to the extent such amounts have not been paid or reimbursed by the Company. Accordingly, upon the date of the funding of the Permanent Loan, the Class A Member shall contribute to the Company cash in the amount of Two Million Dollars ($2,000,000) less any amounts advanced under the Letter of Credit plus interest thereon to the extent such amounts have not been paid or reimbursed by the Company; provided that upon the contribution of cash by the Class A Member hereunder, the Letter of Credit shall be canceled. The parties hereto intend that the cash contribution by the Class A Member hereunder, together with the proceeds of the Permanent Loan, shall be used to satisfy the Acquisition and Construction Loan.

    2.3. Capital Contribution of Class B Member. The Class B Member's Capital Contribution at the Agreed Value set forth in Section 2.1 hereof, shall be made or deemed made as follows:

         2.3.1. By executing this Agreement, the Class B Member agrees to provide the Company with the right to purchase the Land and further agrees to contribute to the Company cash in the amount of Two Hundred Sixty Thousand Dollars ($260,000), such cash to be contributed upon the funding of the Permanent Loan.

    2.4. Initial Capital and Credit to Capital Account. Upon the funding of the Permanent Loan, each Member's Capital Contribution shall be treated as Initial Capital and shall be credited to such Member's Capital Account; provided, however, that with respect to the Class A Member, to the extent there is an advance or draw under the Letter of Credit delivered by the Class A Member pursuant to Section 2.2.1 hereof, then the amount of such advance or draw plus interest thereon to the extent such amounts have not been paid or reimbursed by the Company shall be treated as part of the Class A Member Initial Capital and shall be included in calculating the Class A Member Preferred Return on Initial Capital to the extent thereof as of the date of such advance or draw.

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    2.5. Additional Capital Contributions.

         2.5.1. It is not expected that the Members will be required to contribute any additional capital to the Company other than those Capital Contributions set forth in Sections 2.2 and 2.3 hereof at the times set forth therein and at the Agreed Value. In the event, however, that either the Class A Member or the Class B Member (the "Notifying Member"), in its reasonable business judgment, determines that additional capital is required by the Company, whether for capital expenditures, normal operating expenses, debt service or otherwise in connection with the Project, then the Notifying Member shall give ten (10) days written notice (the "Capital Notice") to the other Member (the "Notified Member") specifying in reasonable detail the amount and purpose of the additional required capital. If the Notified Member agrees within said ten (10) day period that the capital set forth in the Capital Notice is needed by the Company, such additional capital shall be obtained through bank financing or Additional Capital Contributions, as mutually determined by the Notified Member and the Notifying Member.

         2.5.2. If the Notified Member and the Notifying Member are unable to agree within said ten (10) day period as to whether additional funds are needed by the Company or are unable to agree as to whether such funds should be obtained through bank financing or Additional Capital Contributions, then the Notifying Member and the Notified Member each shall select a representative who together shall appoint one independent Person, unrelated to either Member or its Affiliates and who is experienced in the real estate development industry and has substantial expertise in the financial marketplace (the "Advisor"), to determine whether and when additional funds are needed and/or the manner in which such funds shall be obtained by the Company; provided that, if the Advisor determines that such additional funds should be obtained from the Members, then both Members shall be required to make an Additional Capital Contribution to the Company as provided in Section
2.5.3 hereof. The Members hereby agree that, in either case, the Advisor's determination shall be final and binding on the Members.

         2.5.3. If additional funds are obtained from the Members through Additional Capital Contributions, such contributions shall be made by the Members, in cash on the same terms and in the same amount, within ten (10) business days after receipt of (a) the Capital Notice (in the event that the Members agree to make Additional Capital Contributions pursuant to Section
2.5.1 hereof) or (b) written notice from the Advisor (in the event that the procedure under Section 2.5.2 hereof is utilized).

         2.5.4. If additional funds are obtained from the Members through Additional Capital Contributions and both Members make their Additional Capital Contribution hereunder, then, each Member shall be entitled to the Preferred Return on Additional Capital with respect to its Additional Capital Contribution as of the Additional Capital Date.

         2.5.5. If Additional Capital Contributions are required to be made by the Members under this Section 2.5 and a Member (the "Defaulting Member") fails to advance its pro rata share of such Additional Capital Contribution, then, any amounts advanced by the other Member (the

                                          5
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"Performing Member") shall be treated as a loan by the Performing Member to the Company, and the Performing Member shall have the right, but not the obligation, to make a loan to the Company in the amount of the Additional Capital Contribution due from the Defaulting Member. Any amounts advanced by the Performing Member under this Section 2.5.5, whether on its own behalf or on behalf of the Defaulting Member shall be treated as a loan (a "Capital Loan") notwithstanding that such funds may originally have been advanced by the Performing Member as an Additional Capital Contribution. All Capital Loans shall (i) be for a term of five (5) years, (ii) bear annual interest at a rate of thirteen percent (13%), (iii) be prepayable by the Company in whole or in part without penalty, and (iv) be repaid in full by the Company before any distributions may be made to any Member under Sections 10.1, 10.2 or 12.3 hereof. All payments received with respect to a Capital Loan shall be applied first against accrued and unpaid interest thereunder, and then against the outstanding principal balance thereof.

    2.6. Maintenance of Capital Accounts.

         2.6.1. The Company shall maintain a separate Capital Account for each Member in accordance with Treasury Regulations promulgated under Section 704(b) of the Code, and each Member's Capital Account shall be as follows:

              (a) Each Member's Capital Account shall be credited at the Agreed Value at the time set forth in Section 2.4 hereof.

              (b)  Each Member's Capital Account shall be (1) increased by
(a) the amount of money contributed by such Member to the capital of the Company, (b) the Gross Asset Value of any property contributed by such Member to the capital of the Company (net of liabilities secured by such contributed property) and (c) the amount of Profits and other items of Company income or gain allocated to such Member under this Agreement, and (2) decreased by (a) the amount of money distributed to such Member by the Company pursuant to this Agreement, (b) the Gross Asset Value of property distributed to such Member by the Company (net of liabilities secured by such distributed property) and (c) the amount of Losses and other items of Company deduction, loss or expense allocated to such Member under this Agreement.

         2.6.2. It is intended that the Capital Accounts shall be determined and maintained throughout the full term of the Company in accordance with the capital accounting rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv), and that all provisions in this Agreement shall be interpreted and applied in a manner consistent therewith. In the event that the Members determine that it is prudent to modify the manner in which the Capital Accounts, or any credits or charges thereto, are computed or maintained in order to comply with such Treasury Regulations, the Members, upon agreement, shall make such modifications to the extent necessary to comply with such Treasury Regulations.

                                          6
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    2.7. Preferred Capital.  It is the intention of the parties hereto that
Section 2.6 shall not apply to, or in any way effect, a Member's Initial Capital, Additional Capital, Unreturned Initial Capital or Unreturned Additional Capital, which accounts are maintained for the purpose of distributions pursuant to Article 10 hereof.

    2.8. No Interest. No Member shall be entitled to interest on that Member's Capital Contributions or Capital Account except as otherwise provided in this Agreement.

    2.9. Revaluation of Company Property. Upon the agreement of the Members, the Capital Accounts of the Members may be adjusted to reflect a revaluation of the property of the Company in accordance with, and at such times as specified in, Treasury Regulation Section 1.704-1(b)(2)(iv)(f); provided that any adjustments hereunder shall be made in accordance with and to the extent provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and (g).

                                      ARTICLE 3
                                      MANAGEMENT


    3.1. Management. The management of the Company shall be vested in the Members as set forth in this Article 3. Each Member, subject to the terms, conditions, restrictions and limitations contained herein, will possess all of the powers and rights of a member of a limited liability company under the Act; provided, however, no single Member shall be authorized or empowered to undertake any action or make any decision on behalf of the Company or in connection with the Property unless otherwise specifically set forth in this Agreement or in a Collateral Agreement. Each Member acknowledges and agrees that it intends to actively participate in the management of the Company and its operations.

    3.2. Manner of Acting. Where this Agreement specifically requires the vote, consent or determination of the Members and/or in order for the Company to undertake any Major Action (as defined in this Section 3.2), the approval at a duly convened meeting or by written consent in lieu of a meeting of each Member shall be required. For purposes of this Agreement, a "Major Action" shall mean and include decisions and undertakings relating to:

              (a) the acquisition of the Land by the Company pursuant to the Land Acquisition Agreement;

              (b) the construction and completion of the Project, including construction contracts, schedules and budgets.

              (c) any loans, borrowings, financing or refinancing in connection with the Project, including without limitation, the Acquisition and Construction Loan and the Permanent Loan;

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


              (d) the management of the Project, including the terms and conditions of any management and/or leasing agreements;

              (e) the annual operating budget and business plan for the Project;

              (f) the sale, conveyance, transfer, assignment or disposition of the Land and/or the Project;

              (g) leases for occupancy of space in the Project by tenants, including without limitation rents, escalations, allowances and other business terms;

              (h) any contract or agreement giving rise to a financial commitment or obligation of the Company;

              (i) the employment of employees and/or agents in connection with the operation and management of the Project;

              (j)  the admission of any additional Members;

              (k) the selection of and change of accountants, auditors and/or legal counsel for the Company; and

              (l) significant tax elections required or permitted pursuant to the Code and/or applicable law of any taxing authority to which the Company is subject.


    3.3. Contact Representatives. Each Member shall designate and appoint one or more individuals who shall be the contact person (a "Contact Representative") for such Member and each of whom who shall be authorized by such Member to act on its behalf in the performance of this Agreement and who shall be authorized to make decisions in connection with Major Actions on behalf of such Member. The Class A Member hereby designates and appoints Anthony A. Nichols, Sr. and Gerard H. Sweeney as its initial Contact Representatives, and the Class B Member hereby designates and appoints Brock
J. Vinton as its initial Contact Representative. A Member appointing an individual as a Contact Representative may, at any time, appoint and designate a new Contact Representative, provided that such Member shall notify the other Member of such new appointment or designation within a reasonable time after such appointment.

    3.4. Designated Representatives.

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         3.4.1. The Members acknowledge and agree that while Company decisions generally shall be made by the Members as set forth in Section 3.2 hereof, the daily operation and management of the Company shall, subject to the limitations set forth in this Section 3.4 or a Collateral Agreement, be delegated to the Administrative Officer, who initially shall be Brock J. Vinton. In addition to the day-to-day management of the Company, the Administrative Officer shall be responsible for the preparation of quarterly and annual financial statements as set forth in Sections 11.5 and 11.6 hereof.

         3.4.2. The Members also acknowledge and agree that certain functions of the Company shall, subject to the limitations set forth in this Section
3.4 or a Collateral Agreement, be delegated to the employees or agents of the Class B Member (any such designated employees or agents of the Class B Member being referred to herein as a "Designated Representative"), provided that the Class B Member shall keep the Class A Member apprised of any such employees or agents and their activities.

         3.4.3. The Administrative Officer and any Designated Representative appointed hereunder shall have the specific power and authority set forth in this Agreement, in an employment agreement, if any, in a Collateral Agreement and as otherwise delegated to such Administrative Officer and/or Designated Representative by the Members; provided that the Administrative Officer and any Designated Representative shall operate the Company subject to (i) basic policy decisions adopted by the Members, (ii) specific limitations and requirements of this Agreement and any other agreement executed by and between the Administrative Officer and the Company and/or a Designated Representative and the Company, as the case may be, and (iii) limitations imposed under the Act. Notwithstanding any provision in this Agreement or any other agreement to the contrary, neither the Administrative Officer nor any Designated Representative shall have the authority, either individually or acting in conjunction with each other or other Designated Representatives, to do any act, make any decision, or engage in any transaction which requires the approval of the Members as set forth in Section 3.2 hereof.

    3.5. Fees, Compensation and Reimbursement of Expenses. Upon the funding of the Acquisition and Construction Loan, the Company shall:

              (a) reimburse the Class B Member for those costs, fees and expenses set forth on Schedule 3.5.1 attached hereto; and

              (b) reimburse the Class A Member for those costs, fees and expenses set forth on Schedule 3.5.2 attached hereto.

                                      ARTICLE 4
                                     THE MEMBERS


    4.1. Meeting of Members. The Members shall hold meetings on a quarterly basis or such other periodic basis as the Members may agree at such location as the Members may agree. Any Member may call for a meeting by giving ten
(10) days prior written notice to the other Member, which notice shall specify the purpose of the meeting; provided that the ten (10) days notice period may be waived by the other Member.

    4.2. Limitation of Liability. Each Member's liability for the debts, obligations and liabilities of the Company shall be limited to the maximum extent permitted by the Act and other applicable law.

    4.3. Company Records. Each Member shall have access to all books and records of the Company and to the Company's officers, attorneys and auditors for any reasonable business purpose and shall be entitled to make copies of such books and records at the Company's expense.

    4.4. Duties of Members. Each Member shall have a fiduciary duty to the other Member to take into account the best interests of the Company when exercising its rights under this Agreement, provided that it shall not be a breach of any Member's fiduciary duty to exercise any of its rights under this Agreement. Notwithstanding this Section 4.4, the Class B Member acknowledges and agrees that to the extent the Class A Member provides any funds to the Company as lender and not by way of Additional Capital Contribution in connection with the Permanent Loan, the Class A Member, in its capacity as a lender to the Company, shall have no fiduciary duty to the Class B Member hereunder, and all rights, duties and obligations of the Class A Member shall be limited to and as set forth in the loan documents executed in connection with such loan.

    4.5. Activities of Members. Except as otherwise expressly provided in this Agreement or in any Collateral Agreement, no Member or Affiliate of any Member shall be obligated to devote its, his or their exclusive time and effort to the business or affairs of the Company, but each Member shall devote sufficient time, effort and resources (including employees or agents of such Member) to the business or affairs of the Company as in its judgment is reasonably required to fulfill its obligations and role in the Company's businesses and to promote the purposes of the Company, provided, however, that the Class B Member shall employ and maintain such employees and agents as shall be necessary to fully perform the duties described in Section 3.4 hereof.

    4.6. Independent Activities of Members. Except as otherwise expressly provided in or limited by a Collateral Agreement, each Member (acting on its own behalf) and its Affiliates may, notwithstanding this Agreement, engage in any activities it may choose, whether the same operate the same type of business as the Company or are competitive with the Company and neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member or its Affiliates from engaging in such activities or require any Member to permit the Company or any other Member to participate in such activity.

    4.7. Dealings with the Company.

         4.7.1. Except as otherwise expressly provided in or limited by this Agreement or a Collateral Agreement, no Member or Affiliate of any Member shall contract and deal with the Company as an independent contractor, employee or as an agent for others, or receive fees or other compensation from such others or the Company, including without limitation, brokerage fees, commission fees or any other payment on account of the leasing, operations, management, financing or refinancing in connection with the Land or Project, unless and until such Member or the Affiliate of such Member first provides the other Member with the terms of such proposed dealings and obtains the prior written consent to such dealing, contract or undertaking from the other Member.

         4.7.2. Notwithstanding Section 4.7.1 hereof, each Member hereby acknowledges and agrees that, in connection with the transactions contemplated by this Agreement, the Company shall execute the Construction Management Agreement, the Developer's Agreement, the Land Acquisition Agreement and the Leasing and Management Agreement pursuant to each of which the Class B Member or its Affiliates shall perform certain functions set forth in each agreement and shall receive the fee for the performance of such functions as set forth therein.

    4.8. Covenant not to Withdraw. Notwithstanding any provision in the Act, each Member hereby covenants and agrees that the Member has entered into this Agreement and formed the Company based on its expectation that each Member will continue as a Member of the Company and carry out the duties and obligations undertaken by it in this Agreement and the Collateral Agreements and that, except as otherwise expressly required or permitted hereby, each Member hereby covenants and agrees not to, without the consent of the other Member (a) take any action to file a certificate of dissolution or its equivalent with respect to such Member, (b) take any action that would cause the voluntary Bankruptcy of such Member, (c) withdraw or attempt to withdraw from the Company, unless pursuant to a Permitted Transfer in accordance with
Section 7.2 hereof, (d) Transfer all or any portion of its Interest in the Company except as otherwise provided in Article 7 hereof, or (e) demand a return of such Member's Capital Contribution or Capital Account prior to the dissolution and liquidation of the Company pursuant to Section 12.1 hereof.

    4.9. Additional Members. Additional Members shall be admitted to the Company upon the unanimous agreement of the Members; provided that such Members also shall unanimously agree on the capital contributions, if any, to be made by such additional Member, the Interests in the Company to which such Member shall be entitled and the expected duties and obligations of such additional Member. Notwithstanding this Section 4.9, no Person shall be admitted to the

Company as an additional Member unless such Person executes a counterpart to this Agreement thereby agreeing to be bound by the terms and provisions of this Agreement as if he, she or it were an original Member.

                                      ARTICLE 5
                            REPRESENTATIONS AND WARRANTIES


    5.1. Representations and Warranties of Members. By execution and delivery of this Agreement, each Member hereby makes to the other Member the representations and warranties set forth in this Section 5.1 to the extent applicable to such Member. Any and all representations and warranties set forth in this Section 5.1 shall survive the execution of this Agreement. For purposes of this Article 5, the term "Member" shall include such Member's Affiliates that are undertaking or performing any services or activities in connection with the transactions contemplated in this Agreement or any of the Collateral Agreements, and any representations and warranties made by a Member hereunder shall be deemed to include representations and warranties, as appropriate, with respect to such Affiliates.

         5.1.1.Organization. Such Member is a limited partnership or general partnership, as applicable, duly organized and formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its property and to carry on its business as of the date hereof and as contemplated by this Agreement. Each Member is duly qualified to do business and is in good standing as a limited partnership in each jurisdiction in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations under this Agreement or any Collateral Agreement.

         5.1.2. Proper Authorization and Power. Each Member has the requisite power and authority to execute and deliver this Agreement and each Collateral Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the Collateral Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership action, and no other action on the part of the Member or any Person is necessary to authorize the execution, delivery and performance of this Agreement or any Collateral Agreement or the consummation of the transactions contemplated hereby or thereby. This Agreement and each of the Collateral Agreements constitutes a legal, valid and binding obligation of such Member enforceable against it in accordance with their respective terms. No consent, waiver, approval, license or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other person is required to be made, obtained or given by the Member or any Person in connection with the execution, delivery and performance of this Agreement or any Collateral Document that has not been heretofore obtained.

         5.1.3. Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement or any of the Collateral Agreements and the consummation by the Member of the transactions contemplated hereby or thereby does not and will not (i) require any filing or registration with, or consent, authorization, approval or permit of, any governmental or regulatory authority and (ii) violate, conflict with, contravene, result in the breach of, or constitute a default under, accelerate the performance required by, or require the consent, authorization, or approval under (a) any terms, conditions or provisions of the certificate of Limited Partnership of such Member, the partnership agreement of such Member, or any material agreement or instrument to which such Member is a party or by which such Member is made bound or to which any of its properties or assets is subject, (b) any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree or determination of any court or governmental or regulatory agency applicable to such Member, or (c) any of the terms, conditions or provisions of any indenture, mortgage, lease agreement or instrument to which such Member is a party or may be bound or to which its properties or assets is subject.

         5.1.4. Litigation. There are no actions, suits, proceedings, or investigations pending, or to the knowledge of such Member threatened, against or affecting such Member or any of its businesses, assets or properties, before any court or governmental or regulatory agency which could, if adversely determined, reasonably be expected to impair such Member's ability to perform its obligations under this Agreement or any Collateral Agreement or to have a material adverse effect on the financial condition of such Member.

         5.1.5. Investment Representations

              (a) Such Member's Interest in the Company is intended to be and is being acquired solely for its own account for investment and with no present intention of distributing, reselling, pledging or otherwise disposing of, all or any part thereof;

              (b) Such Member is aware that Interests in the Company have not been registered under the Securities Act or the applicable state securities laws or the "Blue Sky" laws of any state, that Interests in the Company cannot be distributed, sold, pledged or otherwise disposed of unless they are registered thereunder or unless, in the opinion of counsel satisfactory to the Company, an exemption from such registration is available, and that the Company has no intention of so registering Interests in the Company thereunder and is under no obligation to do so and that accordingly the Member is able and is prepared to bear the economic risk that may be associated with respect to its Interest in the Company;

              (c) Such Member understands that the Interests are being offered and sold in reliance upon specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties set forth herein in order to determine the applicability of such exemptions and the suitability of the Members to acquire Interests; and

              (d) Such Member agrees that in addition to the other restrictions on transfer set forth in this Agreement, it will not sell or otherwise dispose of its Interest unless a registration statement under the Securities Act shall be in effect with respect thereto and such Member shall have complied with all provisions of the Securities Act and all applicable state securities laws or at the Company's request, the Member shall have obtained an opinion of counsel that such proposed sale or disposition will not require registration under the Securities Act or any applicable state securities laws.

                                      ARTICLE 6
                                   INDEMNIFICATION


    6.1. Liability. No Member or any Affiliate of any Member or any Designated Representative, if appointed pursuant to Section 3.4 hereof, shall be liable, responsible, accountable in damages or otherwise to the Company or any Member for any act or failure to act hereunder in connection with the Company and its business or in the operation and maintenance of the Project unless the act or omission is attributed to gross negligence, willful misconduct or fraud or constitutes a material breach by such person of any term or provision of this Agreement or a Collateral Agreement; provided that nothing in this Section 6.1 is intended to limit, modify or alter any Member's liability or obligations under any Collateral Agreement except to the extent expressly set forth therein.

    6.2. Company Indemnification. To the fullest extent permitted by law, each Member and each Affiliate of any Member, as well as each Designated Representative appointed pursuant to Section 3.4 (each of the foregoing being referred to herein as an "Indemnitee", and each Affiliate to which each such Indemnitee is related being referred to herein as such Indemnitee's "Related Person") shall be indemnified, defended and held harmless by the Company to the fullest extent permitted by the Act for, from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys' fees and costs), judgments, fines, settlements, demands, actions, or suits relating to or arising out of the business of the Company or the operation and maintenance of the Project, or the exercise by the Indemnitee of any authority conferred on it, him or them hereunder or the performance by the Indemnitee of any of its, his or their duties and obligations under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, no Indemnitee shall be entitled to indemnification hereunder with respect to any claim, issue or matter: (i) in respect of which it, he or its or his Related Person (or the Company as the result of an act or omission of such Related Person) has been adjudged liable for fraud, gross negligence or willful misconduct; (ii) based upon or relating to a material breach by it, him or his or its Related Person of any term or provision of this Agreement or any Collateral Agreement; or (iii) for costs or expenses incurred by the Indemnitee in connection with a claim or action against it, him or his or its Related Person by another Member or such other Member's Related Person that is not related to the Indemnitee's actions under this Agreement. Notwithstanding this Section 6.2, no Member shall be entitled to indemnification by the Company when or if acting in a capacity with the Company as other than a Member, in which case, such right to indemnification shall be governed by an agreement, if any, between the Company and the Member.

    6.3. Member Indemnification. Each Member (the "Indemnitor Member") shall indemnify, defend and hold harmless the other Member (the "Indemnitee Member") from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys' fees and costs), judgments, fines, settlements, demands, actions, or suits relating to or arising out of any (i) fraud, gross negligence or willful misconduct for which the Indemnitor Member or any of its Affiliates or Related Persons (or the Company as the result of an act or omission of any of the same) has been adjudged liable; (ii) material breach by the Indemnitor Member of any term or provision of this Agreement or any Collateral Agreement, and (iii) material breach or inaccuracy in any representation or warranty made by such Indemnitor Member in this Agreement or any Collateral Agreement.

    6.4. Class B Member Indemnification.    Notwithstanding any provision in
this Agreement to the contrary and in addition to the indemnification set forth in Section 6.3 hereof, the Class B Member shall indemnify, defend and hold wholly harmless the Class A Member, the Company and Brandywine Realty Trust from and against any and all Additional Delaware Realty Transfer Taxes (as defined in this Section 6.4) relating to or arising out of the Company's obligation to pay Delaware realty transfer taxes due in connection with the conveyance of the Land to the Company pursuant to the Land Acquisition Agreement. For purposes of this Section 6.4, "Additional Delaware Realty Transfer Taxes" shall mean any Delaware realty transfer taxes (in excess of the amount of Delaware Realty Transfer Taxes paid by the Company at the closing of the Land Acquisition) that are or become due and payable by the Company as a result of the conveyance of the Land pursuant to the Land Acquisition Agreement, including any and all penalties and interests imposed thereon; provided, however, that Additional Delaware Realty Transfer Taxes shall not include any Delaware Realty Transfer Taxes imposed on the Company as a result of obtaining a building permit or a certificate of occupancy in connection with the Project. Any indemnification hereunder by the Class B Member shall not be deemed to be a capital contribution to the Company by the Class B Member but shall constitute an expense of the Class B Member.

                                      ARTICLE 7
                                      TRANSFERS


    7.1. Transfer Restrictions. Except as otherwise provided in this Agreement, no Member shall make any Transfer of all or any portion of its Interest, including, without limitation, a Transfer of a right to Profits, Losses or distributions hereunder, unless and until the other Member consents to the Transfer and the transferor Member and the proposed Transferee comply with the provisions of this Article 7. Any Transfer in violation of the requirements of this Agreement shall be null and void ab initio and of no force or effect whatsoever. Each Member hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Company's purpose and the relationship of the Members. Accordingly, the restrictions on Transfer set forth herein shall be specifically enforceable.

    7.2. Permitted Transfers. Notwithstanding Section 7.1, a Member may Transfer all or any portion of its Interest in the Company to (i) another Member, and (ii) one of its Affiliates (in each case, a "Permitted Transfer"), provided that a Permitted Transfer to an Affiliate shall comply with the provisions of Section 7.3.

    7.3. Conditions of Transfer. Notwithstanding Section 7.2 hereof, a Transfer (including a Permitted Transfer to an Affiliate under Section 7.2) shall not be allowed unless and until the following conditions precedent are satisfied, and once satisfied, the Transferee shall succeed to all rights and be subject to all obligations of the transferring Member with respect to the transferred Interest:

         7.3.1. all agreements, articles, minutes, written consents and all other necessary documents and instruments shall have been executed and filed and all other acts shall have been performed which the non-transferring Member deems necessary to make the Transferee a substitute Member of the Company, including, without limitation, the execution by such Transferee of a counterpart signature page to this Agreement pursuant to which the Transferee shall assume any and all obligations and have all rights and interests under this Agreement with respect to the transferred Interest; and

         7.3.2. unless otherwise waived by the non-transferring Member, the non-transferring Member shall have received such assurances as may be necessary or appropriate in the opinion of counsel to the Company to confirm that Transfer would not (i) violate the Securities Act or any state securities laws or cause the Company to register thereunder; (ii) require the Company to register as an investment company under the Investment Company Act; (iii) cause the Company to be treated as other than a partnership for federal income tax purposes; and (iv) will not terminate the Company for federal income tax purposes;

         7.3.3. unless otherwise waived by the non-transferring Member, the non-transferring Member shall have received such assurances as it deems necessary or appropriate to confirm that such Transferee has the ability to perform all of the Transferor's obligations set forth in this Agreement and the Collateral Agreements, provided that, unless expressly agreed by the non-transferring Member, the Transferor shall not be relieved of any of its liabilities or obligations under this Agreement or any Collateral Agreement; and

         7.3.4. all reasonable expenses incurred by the Company and the non-transferring Member in connection with the Transfer shall have been paid by or for the account of the Transferee.

    7.4. Transfers; Recharacterization. If any Interest is transferred during any Fiscal Year in compliance with the provisions of this Agreement, Profits, Losses, each item thereof, and all other items attributable to such transferred Interest for such period shall be divided and allocated between the Transferor and the Transferee by taking into account their varying interests during the period in accordance with section 706(d) of the Code, using any conventions permitted by law and reasonably selected by the non-transferring Member.

    7.5. Conversion of Class B Member. Notwithstanding the provisions of this Article 7, the Members acknowledge that subsequent to the closing of the Land Acquisition, the Class B Member will convert from a Delaware general partnership to a Delaware limited liability company pursuant to and in accordance with Delaware law; provided that the Class B Member shall obtain the prior written consent of the Class A Member, which consent shall not be unreasonably withheld, as to the conversion, and provided, further, that all of the representations and warranties set forth in Section 5.1 hereof (other than Section 5.1.1) and made by the Class B Member shall remain true and correct with respect to the Class B Member notwithstanding the conversion.

                                      ARTICLE 8
                                 BUY-SELL PROVISIONS


    8.1. Mutual Disagreement. In the event of a Mutual Disagreement, the Members shall have the rights of mandatory purchase and sale provided in this
Article 8.  For purposes of this Article 8,   "Mutual Disagreement" shall
mean the failure the Members to mutually agree upon a Major Action to be undertaken by the Company, which failure remains unresolved for a period ending on the twentieth (20th) day following the submission of a written notice by one Member to the other Member stating that such failure to agree on a Major Action has occurred (the "Election Day").

    8.2. Mandatory Buy-Sell of Interests.

         8.2.1. In the event of a Mutual Disagreement, a Member (the "Electing Member") may deliver to the other Member (the "Notice Member") a written notice (the "Election Notice"), which Election Notice shall include an irrevocable offer by the Electing Member either (i) to sell all but not less than all of the Electing Member's Interest in the Company to the Notice Member (the "Offer to Sell"), or (ii) to purchase all, but not less than all, of the Notice Member's Interest in the Company (the "Offer to Purchase" and together with the Offer to Sell, the "Offers"). The Election Notice also shall set forth the Gross Value of the Project to be used in computing the Net Equity Value of a Member's Interests. The price at which a Member's Interest may be purchased or sold under this Section 8.2 (the "Buy-Sell Price") is the Net Equity Value of a Member's Interest, determined as of the Election Day.

         8.2.2. For a period ending on the forty-fifth (45th) day following the Election Day (the "Election Period"), the Notice Member shall have the right to accept either the Offer to Sell or the Offer to Purchase. Upon acceptance by the Notice Member of one of the Offers, the

Electing Member and the Notice Member shall be required to sell or required to purchase, as the case may be, for the Buy-Sell Price.

         8.2.3. If the Notice Member fails to accept either the Offer to Sell or the Offer to Purchase within the Election Period, then, the Offers automatically shall expire and be of no force or effect, and the Notice Member shall be deemed to have made to the Electing Member an offer (the "Counter-Offer") to sell all, but not less than all, of the Notice Member's Interest in the Company for the Buy-Sell Price. Pursuant to the Counter-Offer, the Electing Member shall be obligated to purchase, and the Notice Member shall be required to sell, all but not less than all of the Notice Member's Interest in the Company at the Buy-Sell Price.

         8.2.4. The Member purchasing the Interests under this Section 8.2, whether pursuant to one of the Offers or the Counter-Offer, as the case may be, shall be referred to as the "Purchasing Member" and the Member selling such Interests as the "Selling Member."

    8.3. Closing of Purchase or Sale. The closing of the purchase or sale under Section 8.2 shall occur on a date and time and at a place mutually agreeable to the Electing Member and the Notice Member, provided that such closing shall not be later than forty-five (45) days after the expiration of the Election Period; and provided, further, that if the Members cannot agree on the place of the closing, the closing shall take place at the law offices of Pepper, Hamilton & Scheetz LLP at the address set forth in Section 13.2.1 hereof. At the closing, the Purchasing Member shall pay to the Selling Member, by cash or other immediately available funds, the Buy-Sell Price, and the Selling Member shall deliver to the Purchasing Member good title, free and clear of any liens, claims, encumbrances, security interests or options of its Interests in the Company, and the Purchasing Member shall agree to indemnify and hold harmless the Selling Member from any and all claims arising in connection with said Interests that accrue after the date of the closing. At the closing, the Purchasing Member and the Selling Member agree to execute such documents and instruments of conveyance as may be necessary or appropriate to confirm the transactions contemplated hereby.

    8.4. Definitions. For purposes of this Article 8, the following terms shall have the definitions set forth in this Section 8.4.

              (a) "Gross Value of the Project" shall be the fair market value of the Project as of the Election Day as determined by the Electing Member and set forth in the Election Notice.

              (b) "Net Equity Value of a Member's Interest" shall be, as of any day, the amount that would be distributed to such Member in liquidation of the Company pursuant to Section 12.3 hereof if and assuming that the following first occurred: (i) the Project were sold for the Gross Value of the Project, (ii) the Company paid all apportionments and costs customarily made and/or paid in the closing of a real estate transaction in Delaware
(iii) the Company paid its accrued, but unpaid liabilities and established reserves for any contingent liabilities pursuant to

Section 12.3.3, including without limitation, the Acquisition and Construction Loan or the Permanent Loan (without prepayment premium or penalty), as applicable; provided that the Net Equity Value of a Member's Interest shall be adjusted to reflect (a) the Unreturned Preferred Capital of the Selling Member and Purchasing Member, (b) the accrued and unpaid Preferred Returns of the Selling Member and the Purchasing Member, and (c) any Capital Loans owing to the Selling Member or Purchasing Member.

                                      ARTICLE 9
                          ALLOCATIONS OF PROFITS AND LOSSES


    9.1. Allocations of Profits. After giving effect to the special allocations set forth in Section 9.3 hereof, Profits for any Fiscal Year shall be allocated to the Members in the following order and priority:

         9.1.1. First, to the Members until the cumulative Profits allocated pursuant to this Section 9.1.1 are equal to the cumulative Losses allocated to the Members pursuant to Section 9.2. hereof for all prior periods (without duplication) in reverse order to which the prior Losses were allocated.

         9.1.2. Second, one hundred percent (100%) to the Members, in accordance with their respective Preferred Return Percentage, until:

              (a) the Class A Member has been allocated an amount equal to the excess, if any, of (1) the sum of the cumulative distributions made to the Class A Member pursuant to Sections 10.1.1(a), 10.2.1(a) and 12.3.4 in respect of (i) the Class A Member Preferred Return on Initial Capital from the Initial Capital Date to the end of the Fiscal Year and (ii) the Class A Member Preferred Return on Additional Capital from the Additional Capital Date to the end of the Fiscal Year, over (2) the cumulative amounts allocated to the Class A Member pursuant to this Section 9.1.2(a) for all prior Fiscal Years; and

              (b) the Class B Member has been allocated an amount equal to the excess, if any, of (i) the cumulative distributions made to the Class B Member in respect of the Class B Member Preferred Return on Additional Capital pursuant to Sections 10.1.1(b), 10.2.1(b) and 12.3.4 from the Additional Capital Date to the end of the Fiscal Year, over (ii) the cumulative amounts allocated to the Class B Member pursuant to this Section 9.1.2(b) for all prior Fiscal Years.

         9.1.3. Third, one hundred percent (100%) to the Class B Member to the extent of the excess, if any, of (i) the cumulative distributions made to the Class B Member in respect of the Class B Member Subordinated Preferred Return on Initial Capital pursuant to Sections 10.1.2, 10.2.2 and 12.3.4 from the Initial Capital Date to the end of the Fiscal Year, over (ii) the cumulative amounts allocated to the Class B Member pursuant to this Section
9.1.3 for all prior Fiscal Years.

         9.1.4. Thereafter, to the Members in accordance with their Percentage Interests.

    9.2. Allocation of Losses. After giving effect to the special allocations set forth in Section 9.3 hereof, Losses for any Fiscal Year shall be allocated to the Members in the following order and priority:

         9.2.1. First, to the extent any Profits have been allocated pursuant to Section 9.1 hereof, Losses shall be allocated first to offset any Profits allocated pursuant to Section 9.1.4, then to offset Profits allocated pursuant to Section 9.1.3, and then to offset Profits allocated pursuant to
Section 9.1.2, in each case in an amount up to the amount of any Profits previously allocated under the respective section. To the extent Profits are offset pursuant to this Section 9.2.1, such allocations shall be disregarded for purposes of computing subsequent allocations pursuant to this Section 9.2.1.

         9.2.2. Next, to the Members in accordance with their Percentage Interests.

         9.2.3. Notwithstanding Section 9.2.1 and 9.2.2, no amount of Loss shall be allocated to a Member to the extent that such allocation would cause or increase a deficit balance in such Member's Capital Account, as adjusted. Rather, such amount of Loss shall be allocated to the Member with positive Capital Account, provided, however, that if no Member has a positive Capital Account at the time of such allocation, Losses shall be allocated to the Members in accordance with Section 9.2.2, provided further, that to the extent that Losses have been allocated to a Member pursuant to this Section 9.2.3, then, notwithstanding Section 9.1 hereof, subsequent Profits shall be allocated to that Member under this Section 9.2.3 until the aggregate Profits allocated to such Member hereunder shall be equal to the aggregate Losses allocated under this Section 9.2.3 for all prior periods.

    9.3. Special Allocations. Notwithstanding anything in this Agreement to the contrary, the following special allocations shall be made as follows:

         9.3.1. All Nonrecourse Deductions for each Fiscal Year shall be allocated to the Members in proportion to their respective Percentage Interests. For purposes of Treasury Regulation Section 1.752-3, all excess nonrecourse liabilities of the Company will be allocated between the Members in proportion to their respective Percentage Interests.

         9.3.2.Any items of income, loss, gain or deduction that are attributable to Member Nonrecourse Debt shall be allocated to those Members who bear the economic risk of loss for such debt in accordance with Treasury Regulation Section 1.704-2(i).

         9.3.3. If there is a net decrease in Minimum Gain for a taxable year of the Company, then, unless and except to the extent that the exceptions provided in Treasury Regulations Section 1.704-2(f)(2) through (5) are applicable, before any other allocation is made for such taxable year, each Member shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to the portion of such Member's share of the net decrease in Minimum Gain, as such share is determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 9.3.2 is intended to qualify as a "minimum gain chargeback" under Treasury Regulation Section 1.704-2(f)(1) and shall be interpreted in a manner consistent therewith.

         9.3.4.To the extent that any Member unexpectedly receives any adjustment, allocation, or distribution described in subparagraphs (4), (5), or (6) of Treasury Regulation Section 1.704-1(b)(2)(ii)(d), which adjustment, allocation or distribution creates or increases a deficit in that Member's Capital Account, then, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in its Capital Account created by such adjustment, allocation, or distribution as quickly as possible. Any special allocations of items of income or gain pursuant to this provision shall be taken into account in computing subsequent allocations of Profits so that the net amount of any items so allocated and the Profits, Losses and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the other provisions of this Agreement if such unexpected adjustments, allocations or distributions had not occurred. The foregoing is intended to qualify as a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be applied in a manner consistent with that Treasury Regulation.

    9.4. Curative Allocations. The allocations set forth in Sections 9.2.3 and 9.3 (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulation Section 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article 9 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of Company income, gain, loss, deduction or credit among the Members so that, to the extent possible, the net amount of such allocations or other items of income, gain, loss, deduction or credit and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

    9.5. Allocations for Tax Purposes. In the event the book value of any Company asset differs from its adjusted tax basis (upon contribution, revaluation or otherwise), all income, gain, loss and deduction with respect to such asset shall be allocated to the Members in a manner that takes into account the variation between such book value and adjusted tax basis for such property for federal income tax purposes, pursuant to section 704(c) of the Code or pursuant to the principles thereof using any reasonable allocation method (including curative allocations) as may be determined by the Members or, if the Members so elect, the Company's accountants. Allocations made under this
Section 9.5 are made solely for federal, state or local income tax purposes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, or other items or distributions pursuant to any provision of this Agreement.

                                      ARTICLE 10
                                    DISTRIBUTIONS


    10.1. Net Cash From Operations.  Except as otherwise provided in Section
12.3 (relating to liquidating distributions), Net Cash From Operations shall be distributed not later than thirty (30) days after the end of each fiscal quarter of each Fiscal Year in the following order and priority:

         10.1.1. First, one hundred percent (100%) to the Members, in accordance with their respective Preferred Return Percentage, until:

              (a) the Class A Member has been distributed an amount equal to the excess, if any, of (1) the sum of the (i) the Class A Member Preferred Return on Initial Capital from the Initial Capital Date to the end of such fiscal quarter and (ii) the Class A Member Preferred Return on Additional Capital from the Additional Capital Date to the end of such fiscal quarter, over (2) the sum of all prior distributions to the Class A Member in respect of the Class A Member Preferred Return on Initial Capital and the Class A Member Preferred Return on Additional Capital pursuant to this Section 10.1.1(a) and Section 10.2.1 (a); and

              (b) the Class B Member has been distributed an amount equal to the excess, if any, of (i) the Class B Member Preferred Return on Additional Capital from the Additional Capital Date to the end of such fiscal quarter, over (ii) the sum of all prior distributions to the Class B Member in respect of the Class B Member Preferred Return on Additional Capital pursuant to this
Section 10.1.1(b) and Section 10.2.1 (b)

         10.1.2. Second, one hundred percent (100%) to the Class B Member to the extent of the excess, if any, of (i) the Class B Member Subordinated Preferred Return on Initial Capital from the Initial Capital Date to the end of such fiscal quarter, over (ii) the sum of all prior distributions to the Class B Member in respect of the Class B Member Subordinated Preferred Return on Initial Capital pursuant to this Section 10.1.2 and Section 10.2.2.

         10.1.3. Thereafter, to the Members in accordance with their Percentage Interests.

    10.2. Net Cash From Sales or Refinancings. Except as otherwise provided in Section 12.3 (relating to liquidating distributions), Net Cash From Sales or Refinancings, if any, realized or available to the Company shall be distributed as soon as practicable, as determined by the Members, in the following order and priority:

         10.2.1. First, one hundred percent (100%) to the Members, in accordance with their respective Preferred Return Percentage, until:

              (a) the Class A Member has received an amount equal to the excess, if any, of (1) the sum of (i) the Class A Member Preferred Return on Initial Capital from the Initial Capital Date to the date on which the event giving rise to such Net Cash From Sales or Refinancings occurred, and (ii) the Class A Member Preferred Return on Additional Capital from the Additional Capital Date to the date on which the event giving rise to such Net Cash From Sales or Refinancings occurred, over (2) the sum of all prior distributions to the Class A Member in respect of the Class A Member Preferred Return on Initial Capital and the Class A Member Preferred Return on Additional Capital pursuant to this Section 10.2.1(a) and Section 10.1.1(a); and

              (b) the Class B Member has received an amount equal to the excess, if any, of (i) the Class B Member Preferred Return on Additional Capital from the Additional Capital Date to the date on which the event giving rise to such Net Cash From Sales or Refinancings occurred, over (ii) the sum of all prior distributions to the Class B Member in respect of the Class B Member Preferred Return on Additional Capital pursuant to this
Section 10.2.1(b) and Section 10.1.1(b).

         10.2.2. Second, one hundred percent (100%) to the Class B Member to the extent of the excess, if any, of (i) the Class B Member Subordinated Preferred Return on Initial Capital from the Initial Capital Date to the date on which the event giving rise to such Net Cash From Sales or Refinancings occurred, over (ii) the sum of all prior distributions to the Class B Member in respect of the Class B Member Subordinated Preferred Return on Initial Capital pursuant to this Section 10.2.2 and Section 10.1.2.

         10.2.3. Third, one hundred percent (100%) to the Members, in accordance with their respective Preferred Return Percentage, until

              (a) the Class A Member has received an amount equal to the sum of the Class A Member Unreturned Additional Capital and the Class A Member Unreturned Initial Capital; and

              (b) the Class B Member has received an amount equal to the Class B Member Unreturned Additional Capital.

         10.2.4. Fourth, one hundred percent (100%) to the Class B Member until the Class B Member Unreturned Initial Capital has been reduced to zero;


         10.2.5. Thereafter, to the Members in accordance with their Percentage Interests.

    10.3. Authority to Withhold. Upon the written advice of the Company's legal tax counsel, the Company shall be entitled to collect, withhold and make payments on behalf of or with respect to any Member's allocable share of Company income or gain, in amounts required to discharge any obligation of the Company to withhold or make payments to any governmental authority with respect to any federal, state, and local tax liability of such Member arising as a result of such Member's Interest in the Company. Any amount withheld pursuant to the foregoing sentence shall be treated for all purposes of this Agreement as having been paid or distributed to such Member and shall reduce, on a dollar for dollar basis, amounts otherwise payable of distributable to
such Member under this Agreement.   Each Member hereby agrees to indemnify
and hold harmless the Company for, from and against any liability with respect to amounts paid or withheld under this Section 10.3 on behalf of or with respect to such Member.

                                      ARTICLE 11
                        BOOKS, RECORDS, REPORTS AND ACCOUNTING


    11.1. Books and Records. The Company shall keep or cause to be kept at its principal place of business appropriate books and records, including without limitation, the following: (a) true and full financial information regarding the status of the Project and financial condition of the Company, including without limitation, records of all costs and expenses incurred, all changes made, all credits made and received, and all income derived in connection with the business of the Company; (b) promptly after becoming available, a copy of the Company's federal, state and local income tax returns for each year; (c) a copy of this Agreement and Certificate of Formation and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and the Certificate of Formation and all amendments thereto have been executed; and
(d) other information regarding the affairs of the Company as is just and reasonable.

    11.2. Company's Accountants. The Members hereby select and appoint Arthur Andersen LLP to be the Company's independent accountants.

    11.3. Fiscal Year. The Fiscal Year of the Company shall be the calendar year or such other accounting period as shall be required under the Code or as may be determined by the Company's independent accountants.

    11.4. Accounting Period. Unless otherwise determined by the Company's independent accountants, the Company shall use the accrual method of accounting in maintaining its books and records and in preparation of its financial statements for federal income tax purposes.

    11.5. Annual Reports. Within forty-five (45) days after the close of each Fiscal Year, the Administrative Officer shall cause the Company to have prepared, and furnished to each Member, audited financial statements, presented in accordance with generally accepted accounting principles, including without limitation, copies of (i) the balance sheet of the Company,
(ii) the Company's income statement, (iii) a statement of the Company's cash flow, (iv) a statement of the Member's Capital Accounts and Preferred Capital and (v) a statement of source and application of funds each as of the last day of the Fiscal Year.

    11.6. Quarterly Reports. Within twenty (20) days after the close of each fiscal quarter, the Administrative Officer shall cause the Company to prepare and furnish to each Member quarterly reports of (i) the Company's operations, (ii) quarterly unaudited balance sheets and income statements, and (iii) quarterly statements of cash flow.

    11.7. Preparation of Tax Returns. Within ninety (90) days after the end of each Fiscal Year, the Administrative Officer shall cause the Company to arrange for the preparation and timely filing of all tax returns of the Company for federal, state and local income tax purposes and shall cause to be furnished to the Members the tax information reasonably required for federal and state income tax reporting purposes.

    11.8. Tax Controversies. The Members hereby appoint and designate the Class A Member as the initial Tax Matters Member, and the Class A Member shall authorize and require one of its officers (the "Tax Matters Representative") to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with the Tax Matters Representative and to do or refrain from doing any or all things reasonably required by the Tax Matters Representative in conducting those proceedings. The Tax Matters Representative shall promptly notify the each Member upon the receipt of any correspondence from any federal, state or local tax authorities relating to any examination of the Company's affairs.

    11.9. Tax Elections. Any and all elections for federal, state and local tax purposes, including without limitation, any election (i) to adjust the basis of the Company Property pursuant to Code Section 754, 734(b) and 743(b), or comparable state or local law, in connection with Transfers of Interests in the Company; and (ii) to extend the statute of limitations for assessment of tax deficiencies against the Company and the Members with respect to adjustments to the Companies federal, state or local tax returns shall be made by the Members.

                                      ARTICLE 12
                             DISSOLUTION AND LIQUIDATION


    12.1. Dissolution. The Company shall dissolve upon the earliest to occur of any of the following:

              (a)  upon the affirmative vote of the Members;

              (b) upon the sale of the Project and the repayment and satisfaction in full of any financing undertaken by the Company in respect thereof;

              (c) an entry of a decree of judicial dissolution pursuant to the Act; or

              (d)  December 31, 2050.

    12.2. Bankruptcy of a Member.  The Bankruptcy of a Member shall not
dissolve the Company under the Act.   Upon the Bankruptcy of a Member, the
non-Bankrupt Member shall have the sole right to manage the Company, and the rights of the Bankrupt Member shall be limited to the right to share in the profits and losses and distributions of the Company to the extent provided in this Agreement and the Bankrupt Member shall not have any right to participate in the management or operation of the Company.

    12.3. Liquidation. Upon the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until the Certificate of Cancellation has been filed as required by the Act. Upon dissolution of the Company, the Members shall designate a Person to act as the liquidating trustee (the "Liquidating Trustee") and the business and affairs of the Company shall be wound up and subject to Section 12.3 hereof, the Company liquidated as rapidly as business circumstances permit, and the proceeds thereof shall be distributed (to the extent permitted by applicable law) in the following order and priority:

         12.3.1. To the payment of the debts and liabilities of the Company (other than those to Members) in the order of priority provided by law.

         12.3.2. To the payment of the expenses of liquidation of the Company in the order of priority provided by law, provided that the Company shall first pay, to the extent permitted by law, liabilities or debts owed to Members.

         12.3.3. To the setting up of such reserves as the Liquidating Trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company's business, provided that any such reserve will be held by the Liquidating Trustee for the purposes of disbursing such reserves in payment of any of the aforementioned contingencies and at the expiration of such period as the Liquidating Trustee shall deem advisable (but in no case to exceed eighteen
(18) months from the date of liquidation unless an extension of time is consented to by the Members), to distribute the balance thereafter remaining in the manner hereinafter provided.

         12.3.4. The balance of the proceeds, if any, to be distributed on or before the later of (i) the end of the taxable year during which such liquidation occurs or (ii) ninety (90) days after the date of such liquidation, in accordance with and in the order set forth in Section 10.2 hereof.

    12.4. No Liquidating Distributions in Kind.   The Liquidating Trustee
shall not distribute, and no Member may demand or receive, property other than cash in return for a Member's contributions, loans or advances, unless the Members unanimously agree to a distribution in kind to any Member; provided, however, that all Members receive, whether in kind or in cash and whether from the Company or the Member receiving an in kind distribution, the amount which such Member is entitled to receive under Section 10.2 hereof.

    12.5. Deficit Capital Account. Upon liquidation, each Member shall look solely to the assets of the Company for the return of that Member's Capital Contribution. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets in the order and priority set forth in Section 12.3 hereof, and to the extent applicable 12.4.

    12.6. Certificate of Cancellation. Following dissolution and liquidation of the Company, when all debts, liabilities and obligations have been paid, satisfied, compromised or otherwise discharged, or adequate provisions have been made therefore, and all of the remaining property and assets have been distributed to Members, the Liquidating Trustee shall file a Certificate of Cancellation as required by the Act.

    12.7. Non-Recourse. No recourse shall be had for any of the obligations of the Class A Member hereunder or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of Brandywine Realty Trust, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all of such liability being expressly waived and released by the Class B Member and any such Person who acts through the Class B Member.

                                      ARTICLE 13
                                    MISCELLANEOUS


    13.1. Amendments. This Agreement may not be amended, modified or revised in any manner without the prior written consent of each of the Members.

    13.2. Notice.

         13.2.1. All notices, requests and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to a Member either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telex or TWX (with answer back received) or courier services, charges prepaid, or by telecopier, to such Member's address (or to such party's telex, TWX, telecopier, or telephone number) as follows:

              If to the Class A Member:

              c/o Brandywine Realty Trust
              Newtown Corporate Campus
              16 Campus Boulevard
              Suite 150
              Newtown Square, PA 19073

              Attn:     Anthony A. Nichols, Sr., Chairman
                        Gerard H. Sweeney, President and
                          Chief Executive Officer

                        Telephone:     (610) 325-5600
                        Facsimile:     (610) 325-5682

              with a copy to:

              Michael H. Friedman, Esquire
              Pepper, Hamilton & Scheetz LLP
              3000 Two Logan Square
              Eighteenth & Arch Streets
              Philadelphia, PA 19103-2799

              Telephone:  (215) 981-4563
              Facsimile:   (215) 981- 4750

              If to the Class B Member:

              Gender Road Joint Venture
              c/o The Commonwealth Group
              62 Read's Way
              New Castle, Delaware  19720

              Attn.:  Brock J. Vinton, President

              Telephone:  (302) 323-9700
              Facsimile:   (302) 323-9703

              with a copy to:

              William S. Gee, Esquire
              Saul, Ewing, Remick & Saul
              P.O. Box 1266
              Wilmington, DE 19899-1266

              Telephone:  (302) 421-6823
              Facsimile:    (302) 421-5874


         13.2.2. Any such notice, request or communication shall be deemed to be delivered, given and received for all purposes of this Agreement (i) as of the date so delivered, if delivered personally or by telecopy to the person entitled thereto, (ii) three (3) business days after being deposited in the United States mail, if delivered by first class or express mail, postage prepaid or (iii) one (1) business day after being deposited with a telegraph office or courier service for delivery if notice is sent by telegraph, or courier services.

    13.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, to the maximum extent possible, in such manner as to comply with all of the terms and conditions of the Act.

    13.4. Severability. If any provision of this Agreement shall be conclusively determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, such provision shall be ineffective only to the extent of such invalidity or unenforceability without invalidating or affecting the remainder of this Agreement thereby.

    13.5. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Members and their respective successors and, where permitted, their assigns and Affiliates.

    13.6. Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not a part of the context hereof.

    13.7. No Third Party Rights. This Agreement is intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to, any other Persons whatsoever.

    13.8. Time is of Essence. Time is of the essence in the performance of each and every obligation herein imposed.

    13.9. Further Assurances. Each Member, upon the request of the other Member, shall execute all further instruments and perform all further acts which are or may become reasonably necessary to effectuate and to carry out the matters contemplated by this Agreement.

    13.10. Incorporation by Reference. Any reference to an Exhibit or Schedule or Attachment herein, is hereby incorporated by reference in this Agreement as if such Exhibit, Schedule or Attachment was set out in full in the text of this Agreement.

    13.11. Legal Representation. Each party to this Agreement acknowledges that such party is represented by competent legal counsel and that such counsel has fully reviewed this Agreement. This Agreement shall be construed in accordance with its fair meaning without any presumption against the party responsible for drafting this Agreement.

    13.12. Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior and contemporaneous agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, oral statements, oral promises or oral inducements exist. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by the parties hereto.

    13.13. Counterparts. This Agreement may be signed in any number of counterparts. with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute but one and the same agreement. Any and all counterparts may be executed by facsimile.

    13.14. Execution of Certificate of Formation. The Members acknowledge and agree that Kathleen A. Shea, Esquire of Pepper, Hamilton & Scheetz LLP has the power and authority to execute and file the Certificate of Formation with the Secretary of State of the State of Delaware on behalf of the Members in order to form the Company under the Act.

                           [SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Operating Agreement of CHRISTIANA CENTER OPERATING COMPANY I LLC effective as of the day and year first above written.

                        MEMBERS:

                        CLASS A MEMBER:

                        BRANDYWINE OPERATING PARTNERSHIP, L.P.,
                        a Delaware limited partnership, by
                        Brandywine Realty Trust, a Maryland Real
                        Estate Investment Trust, its sole general partner


                        By:___________________________________
                             Gerard H. Sweeney, President and
                               Chief Executive Officer


                        CLASS B MEMBER:

                        GENDER ROAD JOINT VENTURE,
                        a Delaware partnership


                        By:______________________________________
                              Brock J. Vinton, Managing Venturer,
                              Hereunto Duly Authorized









                                 [END OF EXECUTIONS]

                                      EXHIBIT A
                                          TO
                               OPERATING AGREEMENT OF
                      CHRISTIANA CENTER OPERATING COMPANY I LLC

                                 DEFINITIONS OF TERMS

         The following terms used in this Agreement shall have the meanings described below:

         "Acquisition and Construction Loan" shall mean the loan made or committed to be made to the Company in respect of the Project at the time of the acquisition of the Land, of which a portion of the proceeds in the amount of $900,000 shall be used to fund the Land Acquisition Price and the remainder of which shall provide financing for the construction of the Project and related costs approved by the Members.

         "Act" shall mean the Delaware Limited Liability Company Act, 6 Del.
C. Section 18-101 et.  seq., as amended from time to time.

         "Additional Capital Contributions" shall mean, with respect to a Member, any additional contributions to the capital of the Company made pursuant to Section 2.5 hereof.

         "Additional Capital Date" shall mean the date on which the Members make Additional Capital Contributions to the Company pursuant to and in accordance with Section 2.5 hereof; provided that such date shall be the same for both Members.

         "Administrative Officer" shall be the Person designated as such pursuant to Section 3.4 hereof to undertake the day to day operation of the Company as provided in Section 3.4 hereof.

         "Advisor" shall have the meaning set forth in Section 2.5.1 hereof.

         "Affiliate" shall mean a Person who, with respect to any Member (a) directly or indirectly controls, is controlled by or is under common control with such Member; (b) owns or controls 10 percent (10%) or more of the outstanding voting securities of such Member; or (c) is an officer, director, manager, trustee, partner, or member of such Member.

         "Agreed Value" with respect to a Member shall mean the aggregate value of such Member's Initial Capital contributed to the Company as set forth in Section 2.1 hereof but shall not include Additional Capital Contributions.

         "Agreement" means this operating agreement, as it may be amended, restated or supplemented from time to time.

         "Bankruptcy" means, with respect to a Member, the happening of any of the following: (a) the making of a general assignment for the benefit of creditors; (b) the filing of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing an inability to pay debts as they become due; (c) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member to be bankrupt or insolvent; (d) the filing of a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) the filing of an answer or other pleading admitting the material allegations of, or consenting to, or defaulting in answering, a bankruptcy petition filed against a Member in any bankruptcy proceeding; (f) the filing of an application or other pleading or any action otherwise seeking, consenting to or acquiescing in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of a Member's properties; and (g) the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation which has not been quashed or dismissed within 180 days.

         "Buy-Sell Price" shall have the meaning set forth in Section 8.2.1 hereof.

         "Capital Account" shall mean the accounting record of each Member's capital interest in the Company maintained pursuant to and in accordance with
Section 2.6 hereof.

         "Capital Contribution" shall mean, with respect to each Member, the Agreed Value set forth in Section 2.1 hereof with respect to such Member which has been credited to such Member's Capital Account pursuant to Section
2.4 hereof.

         "Capital Notice" shall have the meaning set forth in Section 2.5.1 hereof.

         "Certificate of Formation" shall mean the certificate of formation of the Company, as amended or restated from time to time, filed in the Office of the Secretary of State of the State of Delaware in accordance with the Act.

         "Certificate of Cancellation" shall mean the certificate of cancellation filed by the Liquidating Trustee under the Act at such time as set forth in Section 12.6 hereof.

         "Class A Member" shall have the meaning set forth in the first paragraph of this Agreement.

         "Class A Member Additional Capital" shall mean the Additional Capital Contributions, if any, made by the Class A Member pursuant to Section
2.5 hereof. The Class A Member Additional Capital shall provide the basis upon which the Class A Member Preferred Return on Additional Capital is calculated.

         "Class A Member Aggregate Preferred Return" shall mean the sum of the Class A Member Preferred Return on Initial Capital and the Class A Member Preferred Return on Additional Capital.

         "Class A Member Initial Capital" shall mean the Capital Contribution made by Class A Member pursuant to Section 2.2.2 and treated as Initial Capital pursuant to Section 2.4 hereof, provided that to the extent there is an advance or draw on the Letter of Credit delivered by the Class A Member pursuant to Section 2.2.1 hereof, any such advance or draw, plus interest thereon not paid or reimbursed by the Company, shall be treated as a Capital Contribution and shall be part of the Class A Member Initial Capital as of the date of such advance or draw. The Class A Member Initial Capital shall provide the basis upon which the Class A Member Preferred Return on Initial Capital shall be calculated.

         "Class A Member Preferred Return on Additional Capital" shall mean the Preferred Return on Additional Capital to which the Class A Member is entitled under this Agreement.

         "Class A Member Preferred Return on Initial Capital" shall mean the cumulative right given to the Class A Member to receive in respect of each Fiscal Year a sum equal to ten percent (10%) per annum (determined on the basis of a year of 365 days, for the actual number of days occurring in the period for which the Class A Member Preferred Return on Initial Capital is being determined, cumulative to the extent not distributed in any quarter pursuant to Section 10.1.1(a) or 10.2.1(a) hereof, but not compounded) of the average daily balance of the Class A Member Unreturned Initial Capital from time to time during the period to which the Class A Member Preferred Return on Initial Capital relates. The Class A Member Preferred Return on Initial Capital shall commence on the Initial Capital Date and shall be payable as provided in this Agreement.

         "Class A Member Unreturned Additional Capital" shall mean the Class A Member Additional Capital reduced by cash distributions in respect of the Class A Member Additional Capital under Section 10.2.3 hereof.

         "Class A Member Unreturned Initial Capital" shall mean the Class A Member Initial Capital reduced by cash distributions in respect of the Class A Member Initial Capital made pursuant to Section 10.2.3.

         "Class B Member" shall have the meaning set forth in the first paragraph of this Agreement.

         "Class B Member Additional Capital" shall mean the Additional Capital Contributions, if any, made by the Class B Member under Section 2.5. The Class B Member Additional Capital shall provide the basis upon which the Class B Member Preferred Return on Additional Capital shall be calculated.

         "Class B Member Initial Capital" shall mean the Capital Contribution made by Class B Member pursuant to Section 2.3 hereof and treated as Initial Capital pursuant to Section 2.4. The Class B Member Initial Capital shall provide the basis upon which the Class B Member Subordinated Preferred Return on Initial Capital shall be calculated.

         "Class B Member Preferred Return on Additional Capital" shall mean the Preferred Return on Additional Capital to which the Class B Member is entitled under this Agreement.

         "Class B Member Subordinated Preferred Return on Initial Capital" shall mean the cumulative right given to the Class B Member to receive in respect of each Fiscal Year a sum equal to ten percent (10%) per annum (determined on the basis of a year of 365 days, for the actual number of days occurring in the period for which the Class B Member Subordinated Preferred Return on Initial Capital is being determined, cumulative to the extent not distributed in any quarter pursuant to Section 10.1.2 or 10.2.2 hereof, but not compounded) of the average daily balance of the Class B Member Unreturned Initial Capital from time to time during the period to which the Class B Member Subordinated Preferred Return on Initial Capital relates. The Class B Member Subordinated Preferred Return on Initial Capital shall be calculated commencing on the Initial Capital Date and shall be payable as provided in this Agreement; provided that the Class B Member Subordinated Preferred Return on Initial Capital is specifically subordinated to the Class A Member Preferred Return on Initial Capital, the Class A Member Preferred Return on Additional Capital and the Class B Member Preferred Return on Additional Capital.

         "Class B Member Unreturned Additional Capital" shall mean the Class B Member Additional capital reduced by cash distributions in respect of the Class B Member Additional Capital under Section 10.2.3 hereof.

         "Class B Member Unreturned Initial Capital" shall mean the Class B Member Initial Capital reduced by cash distributions in respect of the Class B Member Initial Capital made pursuant to Sections 10.2.4 hereof.

         "Code" shall mean the Internal Revenue Code of 1986 (or successor thereto), as amended from time to time.

         "Collateral Agreements" shall mean each of the documents, agreements and instruments, including without limitation, the Construction Management Agreement, the Leasing and Management Agreement, the Developer's Agreement and the Land Acquisition Agreement, executed, delivered or performed or to be executed, delivered or performed in connection with, or as a condition of, the consummation of the transactions provided in or contemplated by this Agreement.

         "Company" means the limited liability company which is the subject of this Agreement, as such limited liability company may from time to time be constituted.

         "Construction Management Agreement" shall mean that certain agreement by and between the Company and InSite, Inc. for the provisions of construction management services in connection with the Project.

         "Contact Representative" shall have the meaning set forth in Section
3.3 hereof.

         "CSC" shall have the meaning set forth in Section 5.2.5 hereof.

         "CSC Lease" shall have the meaning set forth in Section 5.2.5 hereof.

         "Defaulting Member" shall have the meaning set forth in Section
2.5.5 hereof.

         "Depreciation" shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis. In the event that the federal income tax depreciation, amortization, or other cost recovery deduction is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method.

         "Designated Representatives" shall have the meaning set forth in
Section 3.4 hereof.

         "Developer's Agreement" shall mean that certain agreement by and between the Company and Commonwealth Group, Ltd. for the provision of development services in connection with the Project.

         "Electing Member" shall have the meaning set forth in Section 8.2.1 hereof.

         "Election Notice" shall have the meaning set forth in Section 8.2.1 hereof.

         "Election Period" shall have the meaning set forth in Section 8.2.1 hereof.

         "Fiscal Year" means the year on which the accounting and federal income tax records of the Company are kept.

         "Gross Asset Value" shall mean with respect to any asset of the Company, the asset's adjusted basis for federal income tax purposes, except that (i) where an asset has been revalued on the books of the Company the Gross Asset Value shall be adjusted to reflect such revaluation, (ii) where an asset has been contributed to the Company by a Member, the Gross Asset Value shall be its fair market value as established by the Members and (iii) the Gross Asset Value of Company assets shall be adjusted to reflect Depreciation taken into account with respect to such assets for purposes of determining Profits or Losses.

         "Gross Value of the Project" shall have the meaning set forth in
Section 8.4 hereof.

         "Indemnitee" shall have the meaning as set forth in Section 6.2 hereof.

         "Indemnitee Member" shall have the meaning set forth in Section 6.3 hereof.

         "Indemnitor Member" shall have the meaning as set forth in Section
6.3 hereof.

         "Initial Capital" shall mean, where no distinction of the Members is required, the initial Capital Contribution of such Member at the Agreed Value upon which a preferred return with respect to such Member is calculated.

         "Initial Capital Date" shall mean with respect to the Class A Member for purposes of calculating the Class A Member Preferred Return on Initial Capital and with respect to the Class B Member for purposes of calculating the Class B Member Subordinated Preferred Return on Initial Capital, the date on which the Permanent Loan is funded; provided, however, that with respect to the Class A Member, to the extent there is an advance or draw on the Letter of Credit delivered by the Class A Member pursuant to Section 2.2.1 hereof, then the Initial Capital Date with respect to such advance and draw shall be the date on which such advance or draw is made under the Letter of Credit.

         "Interest" shall mean with respect to a Member such Member's interest in the rights, powers, privileges, duties and obligations as specified in this Agreement.

         "Land" shall mean the unimproved real property located in New Castle County, Delaware, as more fully described in the Land Acquisition Agreement.

         "Land Acquisition" shall mean the acquisition of the Land pursuant to and in accordance with the Land Acquisition Agreement.

         "Land Acquisition Agreement" shall mean the agreement dated even date herewith executed between the Company, as purchaser, and the Class B Member, as seller, for the acquisition of the Land.

         "Land Acquisition Price" shall mean Nine Hundred Thousand Dollars ($900,000).

         "Leasing and Management Agreement" shall mean that certain agreement by and between the Company and Commonwealth Management Group, Ltd. pursuant to which Commonwealth Management Group, Ltd shall provide property management and leasing services in connection with the Project.

         "Letter of Credit" shall mean the letter of credit provided by the Class A Member pursuant to and in accordance with Section 2.2.1 hereof.

         "Liquidating Trustee" shall have the meaning set forth in Section
12.3 hereof.

         "Major Action" shall have the meaning set forth in Section 3.2 hereof.

         "Members" shall have the meaning set forth in the first paragraph of this Agreement and shall be used where no distinction between the Class A Member and the Class B Member is required. The term "Members" shall include any Person that is admitted to the Company as an additional or substitute member, in accordance with the terms of the Agreement.

         "Member Minimum Gain" shall mean an amount determined by computing with respect to each Member Nonrecourse Debt, the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

         "Member Nonrecourse Debt" shall mean nonrecourse indebtedness of the Company with respect to which any Member has a direct or indirect risk of loss, as more fully defined in Treasury Regulation Section 1.704-2(b)(4).

         "Member Nonrecourse Deduction" shall mean, for each Fiscal Year, the Company deductions which are attributable to Member Nonrecourse Debt and are characterized as "partner nonrecourse deductions" under Treasury Regulation
Section 1.704-2(i)(l).

         "Minimum Gain" shall mean and refer to, at any time, with respect to all nonrecourse liabilities of the Company (within the meaning of Treasury Regulation Section 1.704-2(b)(3)) the aggregate amount of gain (of whatever character), if any, that would be realized by the Company if it disposed of (in a taxable transaction) all Company Property subject to such liabilities in full satisfaction thereof, and as further defined in Treasury Regulation
Section 1.704-2(d).

         "Mutual Disagreement" shall have the meaning set forth in Section
8.1 hereof.

         "Net Cash From Operations" shall mean the gross cash proceeds from the ownership or operation of the Property (excluding Capital Contributions, Additional Capital Contributions and proceeds from Capital Loans) less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Members. Net Cash From Operations shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions to reserves previously established.

         "Net Cash from Sales or Refinancings" shall mean the net cash proceeds from all sales or other dispositions of the Property (other than in the ordinary course of business) and all proceeds realized by the Company upon any refinancing of Company indebtedness, less (i) expenses incident to such refinancing and satisfaction of any indebtedness being refinanced, and
(ii) any portion thereof used to establish reserves, all as determined by the Members. "Net Cash from Sales or Refinancings" shall include all principal and interest payments with respect to any note or other obligation received by the Company in connection with any sales and other dispositions of the Property.

         "Net Equity Value of a Member's Interest" shall have the meaning set forth in Section 8.4(b) hereof.

         "Nonrecourse Deductions" shall have the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

         "Notified Member" shall have the meaning set forth in Section 2.5.1 hereof.

          "Notifying Member" shall have the meaning set forth in
Section 2.5.1 hereof.

         "Percentage Interest" shall mean with respect to a Member, such Member's Interest expressed as a percentage in relation to the Interests held by the other Members, as adjusted from time to time by the admission or withdrawal of Members for any reason as provided in this Agreement or as agreed to by the unanimous consent of the Members and reflected on a schedule attached hereto as Exhibit B. The initial Percentage Interest of each Member shall be fifty percent (50%) as set forth on Exhibit B attached hereto.


         "Performing Member" shall have the meaning set forth in Section
2.5.5 hereof.

         "Permanent Loan" shall mean the loan to be obtained by the Company, the proceeds of which, together with the Class A Member Initial Capital, shall be applied to reduce or repay the Acquisition and Construction Loan.

         "Permitted Transfer" shall have the meaning set forth in Section 7.2 hereof.

         "Person" means an individual, firm, corporation, partnership, limited liability company, association, estate, trust, pension or profit-sharing plan, or any other entity.

         "Preferred Return on Additional Capital" shall mean, with respect to each of the Class A Member and the Class B Member, the cumulative right given to each Member to receive in respect of each Fiscal Year a sum equal to ten percent (10%) per annum (determined on the basis of a year of 365 days, for the actual number of days occurring in the period for which the Preferred Return on Additional Capital is being determined, cumulative to the extent not distributed in any quarter to such Member pursuant to Sections 10.1.1(a) or (b) and/or Sections 10.2.1(a) or (b), as the case may be, but not compounded) of the average daily balance of such Member's Unreturned Additional Capital from time to time during the period to which such Preferred Return on Additional Capital relates. Each Member's Preferred Return on Additional Capital shall commence on the Additional Capital Date and shall be payable as provided in this Agreement.

         "Preferred Return Percentage" shall mean, with respect to the Class A Member, that percentage, the numerator of which is the Class A Member Aggregate Preferred Return and the denominator of which is the sum of the Class A Member Aggregate Preferred Return and the Class B Member Preferred Return on Additional Capital, and shall mean, with respect to the Class B Member, that percentage, the numerator of which is the Class B Member Preferred Return on Additional Capital, and the denominator of which is the sum of the Class A Member Aggregate Preferred Return and the Class B Member Preferred Return on Additional Capital.

         "Profits" and "Losses" shall mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period, as computed for federal income tax purposes and determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to
Section 703(a)(l) of the Code shall be included in taxable income or loss), with the following adjustments:

              (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

              (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such expenditures pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

              (c) Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

              (d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, Depreciation shall be taken into account for such Fiscal Year or other period in computing taxable income or loss;

              (e) Notwithstanding any other provision of this definition, Nonrecourse, Deductions, Member Nonrecourse Deductions and any items of income, gain, loss or deduction which are specially allocated pursuant to
Section 9.3 of this Agreement, shall not be taken into account in computing taxable income or loss; and

              (f)   In any case where, in accordance with Treasury Regulation
Section 1.704-1(b)(2)(iv)(e) or (f) Company Property is revalued on the books of the Company to reflect its fair market value, the amount of such revaluation (to the extent not previously taken into account) shall be taken into account as gain or loss from a taxable disposition of such Property for purposes of computing taxable income or loss.

         "Project" shall mean the three (3) story Class A mid-rise office building containing 150,000 +/- net rentable square feet, and shall include fixtures, machinery, equipment, and all other improvements hereafter constructed on the Land, including site improvements and parking facilities for 750 vehicles, and all equipment, fixtures, furnishings and other personalty used in connection therewith.

         "Property" shall mean the Land and the Project, collectively.

         "Regulatory Allocations" shall have the meaning as set forth in
Section 9.4 hereof.

         "Related Person" shall have the meaning set forth in Section 6.2 hereof.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Tax Matters Member" means the "tax matters member" as defined in Code section 6231(a)(7).

         "Tax Matters Representative" shall have the meaning set forth in
Section 11.8 hereof.

         "Transfer" means to sell, assign, transfer, give, donate, pledge, deposit, alienate, bequeath, devise or otherwise dispose of or encumber all or any portion of an Interest to any Person other than the Company.

         "Transferee" shall mean a Person to whom a Transfer is made.

         "Transferor" shall mean a Member making a Transfer under this Agreement.

         "Treasury Regulations" or "Regulations" shall mean pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as "Treasury Regulations" by the United States Department of the Treasury.

         "Unreturned Additional Capital" shall mean the Class A Member Unreturned Additional Capital and/or the Class B Member Unreturned Additional Capital, as applicable.

         "Unreturned Initial Capital" shall mean the Class A Member Unreturned Initial Capital and/or the Class B Unreturned Initial Capital, as applicable.

                                   END OF EXHIBIT A

                                      EXHIBIT B
                                          TO
                               OPERATING AGREEMENT OF
                      CHRISTIANA CENTER OPERATING COMPANY I LLC


                                 PERCENTAGE INTERESTS


                                          PERCENTAGE
              MEMBER                       INTEREST
              ------                      ----------
          Class A Member                     50%

          Class B Member                     50%

                                      EXHIBIT C
                                          TO
                               OPERATING AGREEMENT OF
                      CHRISTIANA CENTER OPERATING COMPANY I LLC


                                  COPY OF CSC LEASE

                                    SCHEDULE 3.5.1

                           Class B Member Reimbursable Fees

                                    SCHEDULE 3.5.2

                           Class A Member Reimbursable Fees

                                    SCHEDULE 5.2.7

                        Brokerage or Leasing Fees on CSC Lease

                                   SCHEDULE 5.2.15

                                Construction Contracts